                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-85339



                  PROSPECTUS SUPPLEMENT DATED DECEMBER 15, 1999
                                       to
                       Prospectus Dated November 12, 1999

                                  $345,000,000
                        IDEC PHARMACEUTICALS CORPORATION
                     LIQUID YIELD OPTION(TM) NOTES DUE 2019
                          (ZERO COUPON - SUBORDINATED)
                                       AND
                           COMMON STOCK ISSUABLE UPON
                             CONVERSION OF THE LYONS


               This prospectus supplement supplements the prospectus dated November 12, 1999 (the "prospectus") of IDEC Pharmaceuticals Corporation ("IDEC Pharmaceuticals" or the "Company" or "we," "our" or "us") relating to the sale by certain of our securityholders or by their pledgees, donees, transferees or other successors in interest that receive any of these securities as a gift, partnership distribution or other non-sale related transfer (the "Selling Securityholders") of up to $345,000,000 principal amount of Liquid Yield Option(TM) Notes due 2019 (the "LYONs") and up to 2,323,230 shares of common stock to be issued upon conversion of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

                             SELLING SECURITYHOLDERS

               The following table provides certain information with respect to the principal amount of LYONs at maturity beneficially owned by (a) entities who were not identified in the prospectus as Selling Securityholders, and (b) entities who were identified in the prospectus as Selling Securityholders and have increased the principal amount of LYONs that may be offered by such Selling Securityholders pursuant to the prospectus; the percentage of outstanding LYONs this represents; and the number of shares of common stock issuable upon conversion of such LYONs to be registered for sale hereby. Distributions may be made by certain of the Selling Securityholders listed below to individuals other than those listed in the prospectus. The table of Selling Securityholders in the prospectus is hereby amended to include the entities who are named below as Selling Securityholders and to amend the information provided for "SoundShore Holdings Ltd.," "SoundShore Opportunity Holding Fund Ltd.," and "All other Holders of LYONs or future transferee, pledgee, donee or successor of any such Holders" in the table of Selling Securityholders in the prospectus.

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
                                               Aggregate                         Number of
                                           Principal Amount                      Shares of
                                              of LYONs at       Percentage        Common
                                             Maturity That       of LYONs       Stock That
Name of Selling Securityholder                May be Sold       Outstanding    May be Sold(1)
------------------------------                -----------       -----------    --------------
ABN AMRO Incorporated                             328,000            *              2,208

Allstate Insurance Company                        350,000            *              2,356

SoundShore Holdings Ltd                        19,119,000          5.5%           128,747

SoundShore Opportunity Holding Fund Ltd.        4,971,000          1.4%            33,474

All other Holders of LYONs or
     future transferee, pledgee, donee,
     or successor of any such Holders         27,227,000           7.9%           183,346



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        *  less than one percent.

        (1) This prospectus supplement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Securityholders' outstanding shares of common stock.

        (TM) Trademark of Merrill Lynch & Co.